Exhibit 10.3

IceCure Medical Ltd.

Remuneration Policy

August 2021

Background

The Remuneration Policy is a policy regarding terms and conditions of service and employment of Company executive officers pursuant to the Companies Law, 5759 - 1999 (hereinafter referred to as “The Companies Law” and “The Remuneration Policy”, respectively), and is part of the requirement of Amendment 20 of the Companies Law, which is aimed at regulating the remuneration structure for executive officers, inter alia, in publicly traded companies.

On February 23, 2020 and February 26, 2020, the Remuneration Committee and the Company’s Board of Directors, respectively, approved the Company’s Remuneration Policy, which includes the principles for current remuneration (fixed remuneration), bonus remuneration (variable remuneration in the short and medium term) and equity remuneration (long term variable remuneration).

The principles of the remuneration policy were formulated following internal discussions held by the Remuneration Committee and the Company’s Board of Directors. The remuneration policy principles are aimed at providing informed, fitting and fair remuneration to the Company’s executive officers, which will ensure that the remuneration of the executive officers is consistent with the good of the company and its strategy, taking into account the company’s risk management policy, while in parallel increasing the executive officers’ sense of identity with the company and its activities. The considerations that guided the Remunerations Committee, when determining the remuneration policy, took into account, inter alia, the size of the company and the nature of its activities.

In our view, this document ought to be used by the company over the next three years and will be reviewed periodically.

The publication of this document is aimed at increasing transparency, enabling shareholders to express their views and improving their ability to influence the remuneration policy of company executive officers.

This document is drafted in the masculine for convenience only, but it relates to both genders.

About the Company

Since its inception, IceCure has been researching and developing medical devices for the treatment of tumors, using tumor cryoablation technology, as an alternative to surgery to remove the tumor. As at the date of this report, the Company has two commercial products, one for the treatment of breast tumors, and the other for the treatment of tumors in a variety of other clinical indications, in addition to breast cancer. The company has proven technology, with broad intellectual property protection and regulatory approvals to market, in, inter alia, the USA (FDA), in Europe (CE) and in Israel (MDA – Medical Devices and Accessories), as well as in China (CFDA), 1 Singapore, Hong Kong, Mexico and Australia.

The company has a management team with extensive and proven experience and achievements in the relevant areas and the company wishes to continue to preserve its human resources, as stated. The company is experiencing competition for high quality personnel, which exists in the general market in both the public and private companies sectors and, of course, in the medical device companies market in Israel.

1 As at the date of publication of the report, the Company has obtained CFDA authorization to market the IceSence 3 TM product in China, without needles.

Definitions

Executive Officers – Chief Executive Officer, Chief Business Officer, Deputy CEO, Vice CEO, all who hold such position in the Company even though they are labeled different, as well as a Director, or manager directly subordinate to the CEO.

Applicability – This document is valid from the date of the approval of the policy by the General Assembly of Company shareholders.

Terms and Conditions of Service and Employment – terms and conditions of service of employment of an executive officer, including granting an exemption, providing insurance, an undertaking for indemnity or indemnity under an indemnity permit, a retirement bonus and any other benefit, other payment or undertaking to pay such, provided by virtue of such service or employment.

Subordinates to the CEO – Executives in the company who work directly under the CEO’s management, including the VP of R&D, VP of Clinical Practices and Regulation, the CFO, VP of Marketing and Sales and the like.

Basic Salary – the regular salary of an executive officer. For the elimination of doubt, the basic salary does not include any reimbursement of expenses.

Management Fee / Fee – Remuneration of an executive officer based on the submission of an invoice and not by means of a salary. An executive officer who receives the remuneration in this manner is not entitled to social benefits and the management fees reflect the entire cost of his employment.

The rates and maximum amounts in this policy document are for full time employment, except with respect to the Chairman of the Board.

The Objectives of the Remuneration Policy

The objective of the Company’s Remuneration Policy Program is to help meet the Company’s goals, objectives and milestones. The program ought to serve as a platform for retention and / or recruitment when key executives are needed, emphasizing the creation of an attractive remuneration program on the one hand that meets market conditions on the other hand.

1.	Generating Motivation to Achieve Results While Balancing Risk Taking

The executive remuneration program should encourage managers to meet company goals as set by its organs. The program is designed to encourage compliance with the goals in the various timeframes (short, medium and long term) and adapt them to a performance based program while taking risks in accordance with the policy decided by the company.

2.	Preservation of Executive Officers

The remuneration program will encourage executive officers to remain in the company and reduce the rate of manpower turnover among this demographic. One of the important goals that the Remuneration Committee perceived, is creating value in retaining the senior executives who are capable of leading the company to business success. In order to achieve this goal, the remuneration plan must balance the fixed remuneration and the reward for achieving short term and long term objectives. This is a key point in creating added value for stockholders.

3.	Instituting the Principles of Remuneration for Executives

The remuneration policy is designed to create an infrastructure for the ongoing management of the remuneration of executive officers in the company. Its purpose is to establish principles that will guide the company’s management team in the future. For this purpose, this plan outlines policies, principles and salary ranges. In order to keep these principles up to date, the Committee will review the program periodically.

4.	Analysis and Measurement of the Business Results vis-à-vis Remuneration

The purpose of the remuneration policy is to enable a periodic assessment of the level of performance measured against the remuneration granted to the Company’s executive officers by the Board of Directors.

Remuneration Policy

Background

In accordance with the remuneration policy objectives and in accordance with the market in which the company competes, including competition for personnel, the company rewards the executive officers in three strata, all or part thereof: 2

1.	The Fixed Component – monthly remuneration or professional fees / management fees. The fixed component is determined according to the position, the individual characteristics of the executive officer subject and the prevailing market conditions. This component is intended to provide certainty and stability for the executive officer.

2.	Annual Grants / Bonus – a variable component for the medium term to generate incentives for special achievements attained by executives. This remuneration is intended to incentivize the executive officer to work towards advancing the company’s objectives with annual and / or semi - annual and / or quarterly perspective.

3.	Equity Remuneration – a long term variable component based on improving the company’s shares performance and contributing to the retention of the executive officer in order to create a relationship between the executive officers and the company’s performance over time. In addition, this remuneration incentivizes the executive officer to create value for the company’s shareholders.

4.	Following is the structure of the remuneration package and the maximum ratio of the components:

Position	Chairman of the Board of Directors	Chief Executive Officer	Subordinates to the CEO
Fixed Remuneration	Up to 100%	26% to 100%	26% to 100%
Variable Remuneration	Up to 100%	Up to 74%	Up to 74%

It would be prudent to clarify that the Company may grant a remuneration package at a lower rate than the rates set out in the table above.

It would be prudent to clarify that this policy does not require the Company to provide variable remuneration (medium and long term) in practice.

In the process of approving each annual and / or semi - annual and / or quarterly work plan by the Board of Directors, changes in the Company’s objectives, market conditions, the Company’s state of affairs and the like will be reviewed annually. Accordingly, the Company may update the targets with respect to each executive officer.

2 Notwithstanding the foregoing, the Company is at liberty to not remunerate the members of the Board of Directors, with the exception of the external directors and the independent director. In addition, the Company is at liberty to determine that remuneration to the members of the Board of Directors will be based entirely upon fixed remuneration and / or variable remuneration, pursuant to the decision of the Compensation Committee and the Company’s Board of Directors. In the event that the Company decides to do so, such remuneration will be approved pursuant to the provisions of the law.

1.	Monthly Salary

1.1.	The basic salary of an executive officer in the company will not exceed the relevant maximum amount referred to in section 1.4 below. The maximum salary amounts for executive officers are determined in accordance with the remuneration of comparable executive officers in similar companies according to the size, nature of the activity and market value of the company. All this in addition to desirable internal pay ratios as outlined above.

1.2.	In determining the basis salary for a new position, the following considerations will be taken into account:

1.2.1.	Past experience, performance and achievements of the executive officer;

1.2.2.	Position and areas of responsibility;

1.2.3.	His education, expertise and skills;

1.2.4.	The ratio of salary to other employees of the company and to the other executive officers;

1.2.5.	The ratio to executive salaries at a comparable level in similar companies.

1.3.	When updating the salary terms of an incumbent executive officer, the following will also be considered:

1.3.1.	His performance and contribution to the company;

1.3.2.	The desire to preserve the executive officer in the company.

1.3.3.	Updating the responsibilities of the executive officer.

1.4.	The following are the monthly basis salary of the Company’s executive officers (thousands of Shekels) for full time position:

Position	Chief Executive Officer	Subordinates to the CEO
Fixed Remuneration	92	62

The basic salary updates for the executive officers will be carried out with the approval of the Board of Directors. The salary update will not exceed the maximum amount listed in section 1.4, except if the comparisons to appropriate benchmark companies change, and this will be subject to approval as required by the provisions of the law.

The Company reserves the right, subject to the required legal approvals, to link the salaries of its executive officers to the increase in the Consumer Price Index.

To the extent that the remuneration is effected by means of a payment of professional fees (against the submission of an invoice), the Company may increase the payment up to a factor of 1.4 as compensation for the non - application of the social benefit components.

1.5.	Change the Terms of Employment:

The Company will be entitled to increase the remuneration of the Company’s executive officers, solely with the approval of the Compensation Committee, as long as the volume of annual (calendar) increase with respect to the executive officer, with the exception of with respect to the CEO, does not exceed 10% of the remuneration to which the executive officer is entitled before the amendment, and with respect to the CEO of the Company, as long as the increase does not exceed 5% of the CEO’s remuneration before the amendment, and all subject to the remuneration limit amounts laid down in the remuneration policy with respect to any executive officer. It would be prudent to clarify that an increase will not be regarded as a change in the terms of employment for the purposes of this section (hereinafter: “An Insignificant Amendment”).

Notwithstanding the foregoing, an insignificant amendment to the terms of office and employment of executive officers who are subordinate to the CEO of the company, who comply with the limits set in this remuneration policy, can only be approved solely by the CEO of the company.

Reasons Expressed by the Remuneration Committee:

The CEO’s remuneration and that is his subordinates is determined by the remuneration policy based on the Comparison Data Survey conducted in February 2020, with the stated executive officers positioned within the range of companies and executive officers listed in the survey.

In light of the above, the Commission found it appropriate to approve the remuneration limits in this chapter.

2.	Associated Social Benefits

The Company is at liberty to grant the executive officers in the company associated social benefits and discrepancies over and above that provided by the law and extension orders and in accordance with what is customary. Additional benefits include, inter alia, vacation, medical insurance, recuperation, pension fund provisions, loss of work capacity insurance provisions, severance pay and advanced studies fund provisions. In addition, the Company is at liberty to provide the executive officer, for purposes of carrying out his job, with a company vehicle, a mobile phone, a laptop computer, a subsidy for studies / advanced studies and accreditations in Israel and abroad, holiday gifts, medical examinations and other expenses, as determined by the Company’s Board of Directors. The company is at liberty to determine that it will bear all the expenses associated with associated social benefits, including embodying the taxation thereof.

2.1.	Vehicle - An executive officer may qualify for a vehicle that is put at his disposal and for his personal use under an operating lease as follows:

●	CEO – up to a cost of NIS 220,000 or a monthly operating lease of NIS 6,000, linked to the Consumer Price Index.

●	Subordinates to the CEO – up to a cost of NIS 190,000 or a monthly operating lease of NIS 5,000, linked to the Consumer Price Index.

The vehicle component can be fully embodied in the pay slip.

The Company may convert the executive officer’s entitlement to remuneration, and no more than the amount of cost the Company would have incurred should it had provided the vehicle as stipulated.

The executive officer bears the payment of any tax that may apply due to the above stated conditions.

Insofar as the labor laws are amended, it would be prudent to clarify that the social benefits will not be less than what is prescribed under the provisions of the law.

3.	Signing Bonus

With respect to an executive officer joining the company, the company is at liberty to pay a signing bonus of up to 3 monthly basic salary. It would be prudent to clarify that the signing bonus will be calculated as part of the cash payment component, at the total cost of the compensation plan.

The Compensation Committee deemed it appropriate, given the high level of competition for qualified personnel, to approve the ability to grant a signing bonus to the executive officers that the company wishes to bring on board.

4.	Retention Bonus

4.1.	The Company may pay the executive officer a retention bonus in special cases.

4.2.	Any retention grant of an executive officer will be brought before the Board of Directors for approval.

4.3.	This limit of this bonus will amount to 5 basic monthly salaries of the executive officer, throughout the entire policy period (3 years from the date of approval on the part of the General Assembly).

The Compensation Committee deemed it appropriate, given the high level of competition for qualified personnel, to approve the ability to grant a retention bonus to executive officers in the company. The Committee emphasizes that this is a bonus that will only be approved in special cases. The Board of Directors will examine the circumstances under which this bonus will be awarded, the contribution of the executive officer to the success of the company and the financial state of the company.

5.	Variable Remuneration – Short to Medium Term Bonus as Part of the Salary

The purpose of this remuneration is to encourage meeting business goals. This remuneration creates an automatic balancing mechanism that economically embraces the executive officers when they have met their assigned goals and, on the other hand, lowers the cost of their work when goals are not met. The bonus creates the motivation for the executive officer to improve business performance.

Executive Retention – Retaining top notch executive officers is not a primary goal of bonus programs, yet the ability to reward performance beyond current salaries is another tier of the company’s ability to retain its best executives.

The executive officers may and will be eligible for an annual bonus based on predetermined goals (from the goals listed in section 5.7 below) which will be submitted to the Compensation and to the Board of Directors for approval.

Following are the principles for the company’s annual bonus program:

The Company is at liberty to grant executive officers an annual bonus not exceeding the maximum limit set forth below and such bonus will be subject to three of the five threshold conditions for eligibility for the annual bonus (as laid down below), based on a plan which will be approved by the Compensation Committee and the Board of Directors in advance, and which will remain in force until the approval of the financial statements with respect to the subsequent year.

5.1.	Threshold Conditions–

5.1.1.	Signing an agreement with a potential income of not less than NIS 2 million for five years from the date of signing.

5.1.2.	Obtaining regulatory approval or insurance indemnity for the distribution and sale of the company’s product in a country where there is no such approval and the potential market size in that country at the time of obtaining the approval is at least NIS 20 million.

5.1.3.	Penetrating a new market by signing a distribution agreement in a country where the company has not operated so far and the potential market size in that country at the time of obtaining approval is at least NIS 20 million.

5.1.4.	Increase the Company’s total sales revenue by at least 10% (ten percent) relative to the Company’s sales revenue in the preceding calendar year, in accordance with the Company's consolidated and audited financial statements as of December 31 of each year.

5.1.5.	On December 31 of the end of the bonus year, the Company has cash balances that guarantee 12 months of activity (before the grant is paid) in accordance with the work plan approved by the Board of Directors.

The bonus payment date – the bonus will be paid to executive officers immediately after having achieved the target, together with the salary paid to the same executive officer, or at the date of the approval by the Board of Directors of the financial statements for that year, at the end of the calendar year in which the target was achieved, at the sole discretion of the company’s Board of Directors.

The officer worked / provided services to the company only during a part of a particular calendar year and the Board of Directors resolved, at its sole discretion, to pay the executive officer the bonus for that period, and the target was spread over a period, the company may calculate the bonus pro rata for the period (insofar as such is relevant).

5.2.	A Discretionary Bonus to the CEO of the Company Based on Criteria that Cannot be Gauged

The Company is at liberty to grant the CEO of the Company a bonus which will be based on criteria that cannot be gauged and taking into account the CEO’s contribution, provided that the amount of the grant will not exceed the higher of the following two alternatives: (a) Three monthly salaries of the CEO in that same calendar year for which the bonus is granted (b) 25% of the actual variable remuneration, subject to the maximum amount of the variable component to the CEO derived from the ratio set in this policy.

5.3.	A Discretionary Bonus to the Executive Officers subordinate to the CEO of the Company Based on Criteria that Cannot be Gauged

The Company is at liberty to grant a bonus to the executive officers subordinate to the CEO, a bonus which will be based on criteria that cannot be gauged and taking into account the contribution of the executive officer, only if the amount of the bonus does not exceed: (a) Three monthly salaries of the stated executive officers in that same calendar year for which the bonus is granted (b) 25% of the actual variable remuneration, subject to the maximum amount of the variable component to the executive officer derived from the ratio set in this policy.

5.4.	Restrictions

The Board of Directors is at liberty, at its discretion, decide to reduce the amount of the bonus and to even refrain from paying the bonus, if, in the opinion of the Board of Directors, there are financial considerations at the company level or specific considerations at the level of the executive officer – which require the reduction or the avoidance of paying the grant.

Every executive officer who is entitled to such a bonus, prior to receiving the actual bonus or prior to the commencement of employment with the Company, will undertake to repay, to the Company, within 30 days from the date of the Company’s request, the amount of the bonus actually paid or part thereof, if it transpires that the bonus or part thereof was paid on the basis of data that turned out to be misleading and were presented anew in the company’s financial statements.

5.5.	A bonus may be paid to executive officers who have completed their term of service during the course of the year, as long as they have met the stated goals before their term of service terminates. The Compensation Committee will examine the circumstances of the retirement, the contribution of the executive officer to the success of the company and the financial state of affairs of the company.

5.6.	With the exception of otherwise being expressly provided in a personal employment agreement, any remuneration paid to the executive officer against a variable remuneration, pursuant to this remuneration policy, insofar as such bonus will be paid, is not and will not be considered part of the regular salary of any executive officer to all intents and purposes and will not constitute a basis for calculating or qualifying or accruing any accompanying right whatsoever, including, and without derogating from the stated generality, such will not be used as a component included in the payment of vacation pay, severance pay, provident fund provisions, and so on.

5.7.	Following are the Parameters in all Matters of Related to the Bonus for Executive Officers in the Company

Chief Executive Officer
Range	Up to 6 monthly salaries

Terms and Conditions

The calculation of the annual bonus amount awarded to the CEO will be effected according to the two categories listed below:

A. A bonus will be paid to the CEO, as far as the CEO will meet pre-determined indexes, each calendar year relative to the subsequent year, by the Compensation Committee and the Company’s Board of Directors.

The stated indices will include at least two performance or financial indices (from the list of indices listed below) of a weight not exceeding 50% of the total weight of the bonus per index and of a total weight not less than 80% for both indices.

Following is the List of Indexes:

1. Increasing the total sales turnover;

2. Signing an agreement with a potential turnover as such will be determined;

3. Signing an agreement with a collaborator;

4. Sales turnover;

5. Operating profit;

6. Cash flow;

7. Net profit;

8. Raising capital;

9. Meeting the budget expenditure plan;

10. Obtaining regulatory authorizations;

11. Obtaining insurance reimbursements for the company’s products;

12. Significant agreements for company activities and its status in the field of its operations;

13. Penetration into new markets which did not exist in the preceding year

14. Signing a significant deal with a strategic partner;

15. Meeting milestones of the development of new products and / or projects

b.  Board of Director’s Evaluation

Quality assessment on the part of the Board of Directors at a rate not exceeding 20%, with respect to the performance and contribution of the Chief Executive Officer to the Company’s activities during the preceding year.

It would be prudent to clarify that the weight to be given to the above two categories in aggregate, when making a decision to award a bonus to the CEO, will not exceed 100%.

Subordinates to the CEO
Range	Up to 5 monthly salaries

Terms and Conditions

The calculation of the annual bonus amount awarded to the subordinates of the CEO will be effected according to the two categories listed below and will be paid to the subordinates to the CEO, insofar as they will meet pre-determined indexes, each calendar year, by the CEO of the Company and approved by the Company’s Board of Directors.

a.            The stated indices will include at least two performance or financial indices from the list of indices listed below of a weight not exceeding 50% of the total weight of the bonus per index and of a total weight not less than 80% for both indices.

Following is the List of Indexes:

1. Increasing the total sales turnover;

2. Signing an agreement with a potential turnover as such will be determined;

3. Sales turnover;

4. Cash flow;

5. Operating profit;

6. Net profit;

7. Raising capital;

8. Penetration into new markets which were not integrated into the company’s operations during the parallel period in the preceding year;

9. Meeting the budget expenditure plan;

10. Obtaining regulatory authorizations;

11. Obtaining insurance reimbursements for the company’s products;

12. Meeting milestones of the development of new products;

13. Significant agreements for the company’s operations and its status in the fields of its activities;

14. Signing a significant deal with a strategic partner;

15. Meeting milestones of the development of new products and / or projects.

16. Publishing articles related to the company’s products

17. Meeting production quotas.

b.  CEO’s Evaluation

Quality assessment on the part of the CEO of the company at a rate not exceeding 20%, with respect to the performance and contribution of the executive officer to the Company’s activities during the preceding year.

The accumulative weight to be given to the above two categories will total 100%.

6.	Variable Remuneration – One Off Bonus

In addition to the above, the Company may decide to grant a one off bonus to executive officers, including to the Chairman of the Board of Directors and / or to non - external directors, for unexpected and extraordinary projects or achievements that are not part of the Company’s normal course of business, in which the executive officer has taken an active part and has made a significant contribution to the success / completion of the project or activity. This one off bonus will be brought for the approval of the organs as required by the provisions of the law. The amount of this bonus may not exceed 4 monthly salaries per executive officer depending on such executive officer’s contribution to the success / completion of the project or activity. It would be prudent to clarify that this one off bonus is separate and is not related to the annual bonus and / or the retention bonus and / or the bonus regarding the sale of the Company or the sale of a substantial part of the company’s activities.

For the elimination of doubt – the total of the following variable benefits: Annual bonus (Section 4 of the Remuneration Policy), Retention bonus (Section 3 of the Remuneration Policy) and a one off bonus (as stipulated in this section), will not exceed 10 monthly salaries per year.

7.	Variable Remuneration – Special Bonus with Respect to the Sale of the Company or a Significant Part Thereof (by way of Shares, Assets or a Merger

The Company is at liberty to grant a bonus to non - external directors, including the Chairman of the Board of Directors, the CEO and those subordinate to the CEO, as determined by the Compensation Committee and the Board of Directors, in the event of the sale of the Company or a substantial part of its activities (by way of shares, assets or a merger). The bonus will be derived from the value of the transaction, subject to a total maximum of 6% of the value of the transaction to the Directors, including the Chairman of the Board of Directors, the CEO and those subordinate to the CEO (without taking into account the remuneration owing to those stipulated due to their rights in the company’s capital or any other bonus or remuneration).

For the elimination of doubt, the special bonus will be granted over and above goal - based bonuses.

8.	Variable Bonus – Long Term Equity

The purpose of awarding equity remuneration is to create an identity of interests between the long term business results of the company and the remuneration of its executive officers. In addition, awarding equity remuneration, from the perspective of the company, is a tool for retaining quality managers. Following are the principles for this remuneration:

8.1.	The Company will provide equity based remuneration to its executive officers from time to time at the discretion of the Board of Directors.

8.2.	The waiting period will not be less than one year, except in cases of acceleration pursuant to the Company’s employment agreement and / or options plan, as such will be in force from time to time, or in the event the waiting period is dependent on the achievement of specific objectives.

8.3.	The Company’s Board of Directors (and with respect to the CEO and the directors, in accordance with the authorizations required by the provisions of the law) will be at liberty to establish an automatic mechanism that enables immediate acceleration of equity remuneration terms and conditions, only in the case of a sale transaction, except with respect to the controlling shareholder for which no such mechanism can be applied.

For this matter, a “sale transaction” is: (1) The acquisition of the Company’s shares or the merger of the Company with a third party, consolidation, reorganization and / or refinancing provided that such event results in the event laid out in paragraph (3) below; or (2) The sale or transfer of all or the majority of the issued and paid up share capital of the Company; or (3) Any transaction or number of transactions in the wake of which the Company’s shareholders, immediately prior to the transaction, will hold, directly or indirectly, less than 50% of the voting rights in the company or in the surviving entity after the transaction, with the exception such change arising from a public share offering. It would be prudent to clarify that the Board of Directors of the Company may diminish the definition of a “sale transaction” at the time of granting of the equity remuneration, and determine that “a sale transaction is one or more of the above criteria”.

8.4.	The realization price will be determined by the average of the last 30 trading days prior to the date of the grant, with 5% added.

8.5.	Expiry date – up to 10 years from the date of allocation.

8.6.	The awarding of equity remuneration will be granted, insofar as possible, under Section 102 of the Income Tax Ordinance for persons employed in Israel (in cases of employees employed abroad, in accordance with the law in force in those countries).

8.7.	When granting equity remuneration to an executive officer, there will be 2 maximum amounts to the awarding action, when the actual remuneration is the lesser of:

1)	An examination of the remuneration value against the amount of annual salaries listed below (the maximum amount for value purposes will be calculated based on accepted valuation methods (such as Black & Scholes / binomial). The maximum amount is for a year based on a linear calculation.

2)	An examination that the level of dilution for shareholders will not exceed the rate listed below.

8.8.	Following are the maximum amounts:

Position	Chief Executive Officer	Subordinates to the CEO
Maximum Number of Monthly Salaries	24	24
Maximum Dilution Amount	5%	2.5%

8.9.	Considerations in determining the scope of such remuneration will be, inter alia, the contribution of the executive officer to the achievement of the company’s objectives and the maximizing of its profits and all in a long term perspective and in accordance with the role of the executive officer.

8.10.	The other terms for the equity remuneration will be in accordance with the Company’s existing stock options plan or any other equity remuneration program adopted by the Company.

The Remuneration Committee deems it appropriate to link the Company’s results to the remuneration of its executive officers. The higher the executive level, the higher the performance - dependent remuneration will be. The value of the bonus when granting equity remuneration options will be determined on the basis of generally accepted valuation methods (such as Black & Schultz / the binomial model). This method examines, inter alia, the standard deviation of the company’s stock, and insofar as the deviation is higher, the higher is the value of the benefit. The Committee examined and perceived that the stock fluctuation is very high, and therefore the Committee deemed it appropriate to approve these ranges in equity remuneration.

9.	Repayment as a Result of an Error (Clawback)

At the time of the payment of the bonus, the executive officers will sign an undertaking to repay the full amount, or part thereof, of the bonus to the Company in the event that it becomes clear in the future that the calculation of the bonus was based on data that turned out to be incorrect and which was re-introduced into the financial statements. Repayment will not be effected in the event of changes in accounting standard and rules of reporting. Repayments will be effected up to one year from the date of the conclusion of the transaction.

10.	Reduction at the Discretion of the Board of Directors

The Board of Directors is at liberty to reduce the scope of the variable remuneration, at its discretion.

11.	Termination of the Contractual Association

11.1.	Notice

An executive officer is entitled to advance notice in writing and a heads-up as follows:

●	CEO – entitled to written advance notice of up to 180 days.

●	Subordinate to the CEO – entitled to written advance notice of up to 150 days.

11.2.	The Compensation Committee and the Board of Directors will review the granting of the retirement bonuses listed below and, inter alia, will examine the contribution of the executive officer to the achievement of the Company’s objectives, the Company’s financial state of affairs and the circumstances of his retirement

11.3.	Special Retirement Bonuses

Seniority	The Validity of the Right from the End of the Date of Employment
Over 3 years	Up to 3 months of acclimatization
Over 5 years	Up to 6 months of acclimatization

11.4.	The Company will be at liberty to grant the employee a supplementation of severance compensation when the employee retires under circumstances that do not impart the Company with the right to negate severance compensation.

11.5.	In addition to the above conditions and the provisions of the law, no additional bonuses will be granted with respect to retirement.

12.	Remuneration of the Chairman of the Board of Directors

12.1.	The Chairman of the Board of Directors will be entitled to a monthly remuneration of not more than NIS 100,000 for a full time position. In the case of a Chairman of the Board who has additional expertise in the Company’s operations and / or in other areas where the Board of Directors has decided that such are vital to the Company, the maximum remuneration amount will not exceed US $ 120,000 for a full time position. It would be prudent to clarify that in the event that the Chairman of the Board does not serve in a full time position, the calculation of the maximum monthly remuneration amount will be linear in terms of the percentage rate of the position.

12.2.	The Company is likely to grant equity remuneration to the Chairman of the Board of Directors. The fair value of the securities granted to the Chairman at the date of the grant, as reflected in the Company’s financial statements, will be calculated on the basis of generally accepted valuation methods (such as Black & Scholes / binomial) and will not exceed a total of 24 monthly salaries per year, in such a manner that the dilution level for shareholders does not exceed 1.5% of the company’s issued and paid-up share capital, being fully diluted.

12.3.	The other long term equity remuneration provisions applicable to executive officers pursuant to this remuneration plan will also apply to the grant of equity remuneration to the Chairman of the Company’s Board of Directors.

13.	Remuneration of Directors (Excluding the Chairman of the Board)

13.1.	The Directors of the Company will be entitled to annual remuneration and a participation bonus as determined in accordance with the provisions of the Companies Regulations (Rules Regarding Remuneration and Expenditure for an External Director), 5760 - 2000, as such will be in force from time to time, in accordance with the Company’s ranking as such may be from time to time. In addition, the directors in the company will be entitled to the reimbursement of travel and parking expenses. In the case of a director who has additional expertise in the Company’s operations and / or in other areas deemed by the Board of Directors to be vital to the Company, the Company will be entitled to grant that same Director with remuneration, provided that the total remuneration to which the Director is entitled will not exceed US$ 120,000.

13.2.	The Company may, from time to time, provide equity remuneration to directors, including external directors and independent directors. The fair value of securities granted to directors at the time of the granting, as reflected in the Company’s financial statements, will be calculated on the basis of generally accepted valuation methods (such as Black & Scholes / binomial) and will not exceed the rate of 50% of the aggregate annual remuneration and participation consideration provided to the board members.

13.3.	The rest of the long term equity remuneration provisions applicable to executive officers under this remuneration plan will also apply to the grant of equity remuneration to Directors of the Company.

14.	Liability, Exemption and Indemnification Insurance

14.1.	The Company will be at liberty to grant executive officers an exemption from liability, liability insurance (including Run-Off and Side A type insurance policies) as well as an indemnity obligation, as is customary in the Company, all subject to the provisions of the Companies Law and the Company charter and pursuant to the following limitations:

14.1.1.	The maximum amount of accumulative indemnity for all Company executive officers will be limited to 25% of the Company’s equity capital as at the date of the actual indemnity payment.

14.1.2.	The exemption from liability does not apply to a resolution or transaction regarding which the controlling shareholder or any executive officer of the company (as well as any other executive officer for whom the letter of exemption is granted) has a personal interest.

14.2.	Without derogating from the generality of the above stated, the Company will be at liberty, at any time during this remuneration policy period, to purchase liability insurance policies for the directors and the executive officers (including the controlling shareholders), as such will serve in the Company from time to time, to extend and / or to renew the existing insurance policy and / or to take out a new policy on the renewal date or during the course of the insurance period, with the same insurer or with another insurer in Israel or abroad, under the conditions laid down below, for liability insurance for directors and / or executive officers, provided that the said insurance policies are on the basis of the principles of the terms and conditions laid down below and the Remuneration Committee has approved such:

14.2.1.	The insurance cover under each policy to be purchased will be of an amount not be less than US $ 3,000,000 for all Company executive officers;

14.2.2.	The annual insurance premium will not exceed US $ 100,000; except in the case of overseas registration, where the insurance premium will not exceed US $ 5,000,000.

14.2.3.	The Remuneration Committee will annually approve the amount of insurance coverage and the premium amount in accordance with paragraphs 13.2.1 and 13.2.2 above and after verifying that the amounts are reasonable under the circumstances, given the Company’s exposure and the market conditions;

14.2.4.	The insurance policy will be expanded to cover claims filed against the company itself (as distinct from claims against directors and / or the executive officers in the company) the gist of which is a violation of securities laws at least in Israel (entity coverage for securities claims) and payment arrangements for insurance benefits will be determined by which the rights of directors and / or executive officers to be granted indemnity by the insurer under the policy, precedes the right of the Company;

14.2.5.	The policy will also cover the liabilities of directors and executive officers who are considered to be controlling shareholders in the company or their relatives, from time to time, as long as the terms of the cover for such do not exceed those of the other directors and / or executive officers of the group.

15.	Management, Control and Overseeing

The authorization on the part of the Board of Directors for the remuneration of executive officers will be monitored and controlled as follows:

15.1.	Remuneration for executive officers, as stated, will be in accordance with the Remuneration Policy and will be approved by the lawfully authorized organs; the Company will act subject to any existing and future provisions of the law, the gist of which is the Company’s remuneration policy.

15.2.	The Board of Directors is responsible for the management of remuneration and the implementation thereof and all necessary actions to that end, including the authority to interpret the remuneration policy provisions in case of doubt as to how to implement them.

15.3.	The Company’s Board of Directors will periodically, and at least once every three years, review the established remuneration policy and will update such as required, after obtaining the recommendations of the Remuneration Committee.

15.4.	As deemed appropriate, the Board of Directors and the Remuneration Committee will seek the assistance of external consultants for the purpose of formulating / revising the remuneration policy as well as overseeing and controlling the policy as determined.

16.	Comparison of the Salary of Executive Officers to the Rest of the Employees, as at the Date of the Remuneration Policy Document

The ratio of average and median salaries of executive officers to other employees (in effect as of the date of approval of the remuneration policy):

Position	Relative to the Average Salary [3]	Relative to Median Salary
CEO	3.7	4
Subordinates to the CEO	2.4	2.6

It would be prudent that we emphasize that, as at the date of publication of the Company’s remuneration policy, 25 employees are not executive officers. It would be prudent to clarify that for the purposes of calculating the stated ratio, only the employees of IceCure Medical Inc. were included.

At the time that the remuneration policy was approved and the Remuneration Committee examined the existing gaps between the executive officers and the other employees and found that, in light of the nature and structure of the company, the ratios stipulated above will not affect the existing labor relations in the company. In addition, the Compensation Committee and the Board of Directors believe that these figures have a limited impact on the determination of the salaries of the executive officers in the Company, taking the structure of the Company into account.

3 The ratio of average salaries and external salaries refers to the cost of salaries of the employees of the IceCure Medical Ltd. company only, and does not include the cost of salaries of the executive officers

Principles of the Manner of Determining Remuneration

When the Compensation Committee and the Company’s Board of Directors come to examine and approve terms of office and the employment of an executive officer, the following issues, inter alia, will be considered, insofar as they are relevant to the position of the executive officer:

1.	The education, skills, expertise, professional experience and achievements of the executive officer.

2.	The role of the executive officer, the fields of his responsibilities and his expected contribution to achieving the company’s goals.

3.	Previous salary agreements of the executive officer.

4.	Terms of employment of equivalent positions in the Company.

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